Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Carrizo Oil & Gas, Inc. of our reports dated February 28, 2008, with respect to the consolidated financial statements (which report includes an explanatory paragraph on implementation of a new accounting standard) and the effectiveness of internal control over financial reporting, of Carrizo Oil & Gas, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.
Pannell Kerr Forster of Texas, P.C.
Houston, Texas
May 20, 2008